PROSPECTUS SUPPLEMENT NO. 7	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated April 7, 2023)	Registration No. 333-271046

15,600,000 Shares of Common Stock

NUBURU, INC.

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated April 7, 2023 (as supplemented from time to time, the “Prospectus”), with the information contained in the Current Report on Form 8-K, filed by Nuburu, Inc. (the “Company”) with the Securities and Exchange Commission (“SEC”) on September 25, 2023 (the “Form 8-K”), other than any information which was furnished and not filed with the SEC. Accordingly, we have attached the Form 8-K to this prospectus supplement. The Prospectus relates to the offer and resale of up to 15,600,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), by Lincoln Park Capital Fund, LLC. This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is traded on the NYSE American under the symbol “BURU.” On October 24, 2023, the last quoted sale price for our Common Stock as reported on the NYSE American was $0.247 per share.

We are a “smaller reporting company” and an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section titled “Risk Factors” beginning on page 10 of the Prospectus, as well as any updates to such risk factors included in any supplements and amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 25, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2023

Nuburu, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39489	85-1288435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7442 S Tucson Way Suite 130
Centennial, Colorado		80112
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 767-1400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BURU	NYSE American LLC
Redeemable warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	BURU WS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Executive Chairman

On September 25, 2023, Nuburu, Inc. (the “Company”) appointed Ron Nicol as the Executive Chairman of the Company. Mr. Nicol, who joined the Company as a director in 2020, has served as the independent Chairman of the Board since 2023. In his newly extended role as Executive Chairman, Mr. Nicol will prioritize scaling the Company’s commercial efforts and other executive administrative functions. Mr. Nicol’s executive experience spans over 40 years and is paired with a background in physics and the Nuclear Navy. He has been a Senior Advisor to Boston Consulting Group since 2016, where prior to that, he was a longtime senior partner and managing director leading the Technology, Media & Telecommunications practice. In connection with his appointment as Executive Chairman, Mr. Nicols will receive an annual base salary of $100,000 and options to acquire 2,160,000 shares of common stock, which vest monthly over a two-year period.

Dr. Mark Zediker, the Chief Executive Officer and Co-Founder of the Company, will continue to focus on scaling the Company’s production capacity to meet existing, as well as expected, customer demand. In addition, Dr. Zediker will continue leading the Company’s technology and development efforts centered around the introduction of multi-kilowatt and single-mode blue laser systems, as well as identifying strategic and opportunistic projects in the defense and government markets.

There are no arrangements or understandings between Mr. Nicol and any other person pursuant to which Mr. Nicol was selected as a director. Mr. Nicol previously entered into an indemnification agreement with the Company, the form of which was filed as Exhibit 10.29 to the Company’s Annual Report on Form 10-K, filed by the Company with the SEC on March 31, 2023, and which remains in effect. Certain transactions between the Company and Mr. Nicol that are required to be disclosed pursuant to Item 404(a) of Regulation S-K are described in the “Certain Relationships and Related Party Transactions” section of the Company’s 2023 Proxy Statement, filed by the Company with the SEC on April 21, 2023, which disclosure is incorporated herein by reference.

Creation and Appointment of Lead Independent Director; Committee Appointment

In connection with the appointment of Mr. Nicol as Executive Chairman, the Company also (1) established the role of Lead Independent Director, (2) appointed Elizabeth Mora as the Lead Independent Director, and (3) appointed Lily Yan Hughes to replace Mr. Nicols on the Audit Committee.

Item 7.01 Regulation FD Disclosure.

On September 25, 2023, the Company issued a press release entitled “NUBURU Strengthens Executive Management Team,” which is attached hereto as Exhibit 99.1.

The information furnished in this Item 7.01 and Exhibit 99.1 of this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press Release, dated September 25, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuburu, Inc.

Date:	September 25, 2023	By:	/s/ Brian Knaley
		Name: Title:	Brian Knaley Chief Financial Officer

Exhibit 99.1

NUBURU Strengthens Executive Management Team

•Ron Nicol Appointed as Executive Chairman to Scale NUBURU’s Commercial Efforts

•Dr. Mark Zediker, CEO of NUBURU, to Focus on Production and Development

CENTENNIAL, Colo., Sept. 25, 2023 -- NUBURU, Inc. (“NUBURU” or the “Company”) (NYSE American: BURU), a leading innovator in high-power and high-brightness industrial blue laser technology, today announced that its board of directors has appointed Ron Nicol as Executive Chairman, effective immediately. Mr. Nicol, who joined NUBURU as a Director in 2020, previously acted as the independent Chairman of the Board since 2023. In his newly extended role as Executive Chairman, Mr. Nicol will prioritize scaling the Company’s commercial efforts as well as executive administrative functions.

Mr. Nicol’s extensive executive experience spans over 40 years and is paired with a background in physics and the Nuclear Navy. He has been a Senior Advisor to Boston Consulting Group since 2016, where prior to that, he was a longtime senior partner and managing director leading the Technology, Media & Telecommunications practice.

Dr. Mark Zediker, CEO and Co-Founder of NUBURU, will focus on scaling the Company’s production capacity to meet existing as well as expected customer demand. In addition, Dr. Zediker will continue to lead NUBURU’s technology and development efforts centered around the introduction of multi-kilowatt and single-mode blue laser systems, as well as identify strategic and opportunistic projects in the defense and government markets.

Mr. Nicol commented: “Scaling NUBURU’s commercial efforts is critical for the Company’s growth strategy as a public company. I’m looking forward to partnering with Mark and the rest of the incredibly talented management team, as we focus our efforts on the commercialization of the blue laser technology.”

Dr. Zediker added: “Having Ron in an active management position will allow us to double down on our efforts to scale the business. Our commercial success goes hand-in-hand with production and delivery of cutting-edge technology.”

About NUBURU

Founded in 2015, NUBURU, Inc. (NYSEAM: BURU) is a developer and manufacturer of industrial blue lasers that leverage fundamental physics and their high-brightness, high-power design to produce faster, higher quality welds and parts than current lasers can provide in laser welding and additive manufacturing of copper, gold, aluminum and other industrially important metals. NUBURU’s industrial blue lasers produce minimal to defect-free welds that are up to eight times faster than the traditional approaches — all with the flexibility inherent to laser processing. For more information, please visit www.nuburu.net.

Contact:

Investor Relations:
Cody Slach & Ralf Esper
Gateway Group, Inc.

BURU@gateway-grp.com
(949) 574-3860

Media Relations:
Zach Kadletz & Anna Rutter

Gateway Group, Inc.

BURU@gateway-grp.com
(949) 574-3860